Exhibit 99(d)(3)(a)

VIRTUS ALTERNATIVE SOLUTIONS TRUST

FORM OF FIRST AMENDMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY
AGREEMENT WITH VIRTUS ALTERNATIVE INVESTMENT ADVISERS, LLC

THIS AMENDMENT effective as of the [__] day of [____] 2026, amends that certain Amended and Restated Investment Advisory Agreement effective as of the 1st day of January 1, 2025, by and between Virtus Alternative Solutions Trust, a Delaware statutory business trust (the “Trust”) and Virtus Alternative Investment Advisers, LLC, a Delaware limited liability company (formerly, Virtus Alternative Investment Advisers, Inc.) (the “Adviser”), as follows:

1.	The revised investment advisory fee for Virtus AlphaSimplex Global Alternatives Fund is hereby set forth on Schedule A to the Agreement. Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect such revision, and to otherwise update the schedule.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

3.	This Agreement may be executed in any number of counterparts (including counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, electronic signatures and signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS ALTERNATIVE SOLUTIONS TRUST

By:
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, LLC (FORMERLY, VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.)

By:
Name:	Richard W. Smirl
Title:	Executive Vice President

SCHEDULE A

Series	Annual Investment Advisory Fee	Based upon
0.10%
Virtus AlphaSimplex Global Alternatives Fund[1]		“net assets”

Series	Annual Investment Advisory Fee		Based upon
	1st $2.5 Billion	$2.5+ Billion
Virtus AlphaSimplex Managed Futures Strategy Fund[1]	1.25%	1.20%	“net assets”

1 For the avoidance of doubt, the assets of any wholly owned subsidiary of this Series (“Subsidiary”), for which the Adviser is paid an advisory fee under the advisory agreement between the Adviser and the Subsidiary, shall be excluded from the assets of the Series in calculating the fee payable hereunder.